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                                                                      Exhibit 11

                              POLYMER GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                     (In Thousands, Except Per Share Data)

                                 Three Months Ended       Nine Months Ended
                              ------------------------ ------------------------
                              September 30, October 2, September 30, October 2,
                                  2000         1999        2000         1999
                              ------------- ---------- ------------- ----------
Basic:
  Net income (loss)..........    $(5,646)     $8,203      $(2,089)    $22,680
  Average common shares
   outstanding...............     32,004      32,000       32,004      32,000
  Net income (loss) per
   common share--basic.......    $ (0.18)     $ 0.26      $ (0.07)    $  0.71
Diluted:
  Net income (loss)..........    $(5,646)     $8,203      $(2,089)    $22,680
  Average common shares
   outstanding...............     32,004      32,030       32,052      32,006
  Net income (loss) per
   common share--diluted.....    $ (0.18)     $ 0.26      $ (0.07)    $  0.71